As filed with the Securities and Exchange Commission on December 14, 2010

Registration No. 333-170512

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE
AMENDMENT NO. 1
TO
FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RADCOM Ltd.
(Exact Name of Registrant as Specified in Its Charter)

Israel	Not Applicable
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

24 Raoul Wallenberg Street
Tel-Aviv 69719, Israel
(972) 3-645-5055
(Address and Telephone Number of Registrant’s Principal Executive Offices)

RADCOM Equipment Inc.
6 Forest Avenue, Paramus, NJ 07652
(201) 518-0033
(Name, Address and Telephone Number of Agent for Service)

Copies to:

Ernest S. Wechsler , Esq. Kramer Levin Naftalis & Frankel LLP 1177 Avenue of the Americas New York, New York 10036 Tel: (212) 715-9100 Fax: (212) 715-8000	Noam Nativ, Adv. Goldfarb, Levy, Eran, Meiri, Tzafrir & Co. 2 Weizman Street Tel-Aviv 64239, Israel Tel: (972) 3-608-9999 Fax: (972) 3-608-9808

Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered (1)		Proposed Maximum Aggregate Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary shares, par value NIS 0.20 per share	643,277	(2)	$10.76	(4)	$6,921,661	$493.51	(6)
Ordinary shares, par value NIS 0.20 per share, issuable upon exercise of warrants	214,426	(3)	$10.69	(5)	$2,292,214	$163.43	(6)
Total	857,703		N/A		$9,213,875	$656.94	*

*Previously paid.

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), all amounts of ordinary shares include an indeterminable number of additional ordinary shares that may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions affecting the ordinary shares to be offered by the selling shareholders.

(2)	Represents ordinary shares being registered for resale by certain selling shareholders.

(3)
Represents ordinary shares being registered for resale by certain selling shareholders issuable upon exercise of warrants pursuant to an agreement between the registrant and those selling shareholders.

(4)
Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) of the Securities Act, based on the average of the reported high and low prices of the ordinary shares as reported by the NASDAQ Capital Market on November 8, 2010. The ordinary shares being registered are to be sold by the selling shareholders.

(5)	Calculated in accordance with Rule 457(g)(1) under the Securities Act based on the warrant exercise price of $10.69 per share.

(6)	Determined in accordance with Section 6(b) of the Securities Act and equal to 0.00007130 multiplied by the proposed maximum aggregate offering price of each class of securities.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This amendment is being filed solely to file Exhibit 2.1 and Exhibit 2.2.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers.

Under the Companies Law, an Israeli company may not exempt an office holder from liability with respect to a breach of his duty of loyalty, but may exempt in advance an office holder from his liability to the company, in whole or in part, with respect to a breach of his duty of care, provided that the articles of association of the company permit it to do so. Our articles of association allow us to exempt our office holders to the fullest extent permitted by law.

Our articles of association further provide that, subject to the provisions of the Companies Law, we may enter into a contract for the insurance of the liability of any of our office holders with respect to an act performed by such individual in his or her capacity as an office holder, for:

•	a breach of an office holder’s duty of care to us or to another person;

•	a breach of an office holder’s duty of loyalty to us, provided that the office holder acted in good faith and had reasonable cause to assume that his or her act would not prejudice our interests; or

•	a financial liability imposed upon an office holder in favor of anther person concerning an act performed by an office holder in his or her capacity as an office holder.

Our articles of association also provide that we may indemnify an office holder in respect of an obligation or expense imposed on the office holder in respect of an act performed in his or her capacity as an office holder, as follows:

•	a monetary obligation imposed on an office holder in favor of another person in accordance with a judgment, including a settlement or an arbitration award approved by a court;

•
reasonable litigation expenses, including attorneys’ fees, expended by the office holder as a result of an investigation or proceeding instituted against him by a competent authority, provided that such investigation or proceeding concluded without the filing of an indictment against him and either (A) concluded without the imposition of any financial liability in lieu of criminal proceedings or (B) concluded with the imposition of a financial liability in lieu of criminal proceedings but relates to a criminal offense that does not require proof of criminal intent; and

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or which the office holder was ordered to pay by a court, in a proceeding we instituted against him or her or which was instituted on our behalf or by another person, or in a criminal charge from which he or she was acquitted, or a criminal charge in which he or she was convicted for a criminal offense that does not require proof of criminal intent.

Our articles of association also include provisions:

•
authorizing us to undertake in advance to indemnify an office holder, provided that the undertaking is restricted to events which our Board of Directors deems to be anticipated in light of our actual operations at the time of the undertaking and limited to an amount or criteria determined by our Board of Directors to be reasonable under the circumstances; and

•	authorizing us to retroactively indemnify an office holder.

The Companies Law provides that a company may not enter into a contract for the insurance of its office holders nor indemnify an office holder nor exempt an officer from responsibility toward the company, for any of the following:

•
a breach by the office holder of his or her duty of loyalty, unless, with respect to insurance coverage, the office holder acted in good faith and had a reasonable basis to believe that such act would not prejudice the company’s interests;

•	a breach by the office holder of his or her duty of care if the breach was committed intentionally or recklessly;

•	any act or omission committed with the intent to unlawfully derive a personal profit; or

•	any fine or penalty imposed on the office holder.

We indemnified and exculpated our office holders by providing them with indemnification agreements and by approving the purchase of a directors and officers liability insurance policy.

Item 9. Exhibits.

(a)           Exhibits:

Exhibit Number	Description
2.1	Share and Warrant Purchase Agreement, dated as of October 11, 2010, by and between RADCOM Ltd. and the purchasers listed therein.

2.2	Form of Warrant - Share and Warrant Purchase Agreement dated October 11, 2010.

5.1	Opinion of Goldfarb, Levy, Eran, Meiri, Tzafrir & Co., Israeli counsel for RADCOM Ltd., as to the validity of the ordinary shares (Previously filed).

23.1	Consent of Goldfarb, Levy, Eran, Meiri, Tzafrir & Co. (included in Exhibit 5.01 to this Registration Statement on Form F-3).

23.2	Consent of Somekh Chaikin, a member of KPMG International, independent public accounting firm (Previously filed).

23.3	Consent of Kost Forer Gabbay & Kasierer, a member firm of Ernst & Young Global, independent public accounting firm (Previously filed).

24.1	Powers of Attorney (Previously filed).

Item 10. Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) to include any material information with respect to the Plan of Distribution not previously disclosed in the Registration Statement or any other material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this Item 10 do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the Registration Statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to Registration Statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)       If the registrant is relying on Rule 430B:

A.      Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.      Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x), for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tel-Aviv, Israel, on this 14th day of December 2010.

RADCOM LTD.

By:	/s/ Jonathan Burgin
Name:	Jonathan Burgin
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

Principal Executive Officer:

/s/ David Ripstein	President and	December 14, 2010
David Ripstein	Chief Executive Officer

Principal Financial Officer and Principal
Accounting Officer:

/s/ Jonathan Burgin	Chief Financial Officer	December 14, 2010
Jonathan Burgin

Directors:

*	Director	December 14, 2010
Zohar Zisapel

*	Director	December 14, 2010
Uri Har

*	Director	December 14, 2010
Shlomo Kalish

*	Director	December 14, 2010
Irit Hillel

*	Director	December 14, 2010
Matty Karp

*By:	/s/ Jonathan Burgin
Name: Jonathan Burgin Attorney-in-fact

Authorized Representative in the United States:
RADCOM Equipment, Inc.
/s/ David Ripstein	President and	December 14, 2010
David Ripstein	Chief Executive Officer